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                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan, as amended; 1996 Directors' Stock Option Plan; Stock Option Agreement entered into, effective January 4, 1995, by and between Sunrise Assisted Living, Inc. and David W. Faeder of our reports dated March 13, 1996, on the combined financial statements of Sunrise Entities for the year ended December 31, 1993 (not presented separately in the Form S-1 Registration Statement) and the combined financial statements of Acquired Entities of Sunrise for the year ended December 31, 1993 included in the Company's Registration Statement as amended for pricing information (Form S-1 No. 333-2582) dated May 30, 1996, filed with the Securities and Exchange Commission.


                                         HOFFMAN, MORRISON, & FITGERALD,
                                         P.C.

Washington, D.C.
June 5, 1996